Exhibit 99.1

Chris Olivera Vice President Corporate Communications and Public Affairs GameStop Corp. (817) 722-7253	Matt Hodges Divisional Vice President Investor Relations GameStop Corp. (817) 424-2126

GAMESTOP ANNOUNCES ACQUISITION OF SPAWN LABS AND AGREEMENT TO ACQUIRE IMPULSE, INC.

Streaming technology company and digital distribution platform further advances

GameStop’s digital strategy

Media conference call with executives scheduled for Monday, April 4

GRAPEVINE, Texas, (March 31, 2011) – GameStop Corp. (NYSE: GME), the world's largest multichannel video game retailer, today announced the acquisition of Spawn Labs, a streaming technology company. In addition, GameStop announced it has entered into an agreement to purchase Impulse, Inc., a subsidiary of Stardock Systems, Inc., and a leader in digital distribution. The Impulse acquisition is subject to customary closing conditions and is expected to close in May 2011.

Spawn Labs, part of the GameStop network, brings patented technology and a talented team of technologists with unique game streaming and virtualization expertise.  The Spawn Labs team will work closely with GameStop’s existing R&D group to develop GameStop’s growing suite of digital game products and services.

Once the Spawn Labs integration and testing on a new consumer interface is complete, users will have immediate access to a wide selection of high-definition video games on demand on any Internet-enabled device.

“Our customers are gaming in many locations and on many devices, and we need to deliver the same great immersive experience that they have come to expect,” said GameStop President Tony Bartel. “Spawn Labs and Impulse provide a customer-friendly and publisher-friendly way for us to accomplish this.”

Impulse, Inc. provides a proven digital distribution platform that allows users to quickly and easily find their favorite games and download them to their Internet-connected devices.

J. Paul Raines, chief executive officer of GameStop, said, “With these important acquisitions, we will continue to make appropriate investments related to our multichannel strategy. GameStop is uniquely positioned to be the leader in both the physical and digital gaming space.”

For users, developers and publishers, Impulse will offer three specific components:

•         Impulse::Client - allows gamers to have instant access to a library of more than 1,100 games on day one as well as the ability to manage their game-related downloads and purchases.

•         Impulse::Reactor – provides content publishers customer friendly DRM and copy protection tools.  It also allows developers to enable achievements, account management, friend lists, chat, multiplayer lobbies, and cloud storage within their games.

•         Impulse::Publisher – allows publishers to manage all aspects of their game with powerful real-time reporting and management tools.

Impulse, Inc. will remain an actively running business with full integration on GameStop.com anticipated within the next few months.  To learn more about Impulse, Inc. and Spawn Labs, visit www.impulsedriven.com and www.Spawnlabs.com.

Media Conference Call Information

Tony Bartel, president and Shawn Freeman, senior vice president and general manager of digital for GameStop will host a media conference call at 10 a.m. Central Time (11 a.m. Eastern Time) on Monday, April 4, 2011 to discuss the acquisitions.  To access the conference call in number and accompanying passcode, media outlets and working journalists should email PublicRelations@GameStop.com. The conference call will be simulcast on the Internet at http://investor.gamestop.com/ and will be archived on the website until April 29, 2011.

About GameStop Corp.

GameStop Corp. (NYSE:GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop's retail network and family of brands include more than 6,670 company-operated stores in 17 countries worldwide, www.Kongregate.com, a leading browser-based game site with more than 13 million monthly unique visitors, and Game Informer(R) magazine, the leading multi-platform video game publication. The company also sells video games and related merchandise at www.GameStop.com. General information on GameStop Corp. can be obtained at the company's corporate website.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2011, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 29, 2011 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

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